Exhibit 6.22

                AMENDMENT N0. 1 TO LABORATORY SERVICES AGREEMENT

            This Amendment No. 1 to Laboratory Services Agreement (the "Amendment") is effective as of January 1, 1996 by and between BIOFIELD CORP., a Delaware corporation ("Biofield"), and ONCOPHYSICS RESEARCH AND DEVELOPMENT COMPANY, a Delaware corporation ("Oncophysics").

            UNDERLYING FACTS/RECITALS.

            Biofield and Oncophysics are parties to that certain Laboratory Services Agreement dated as of January 1, 1995 (the "Agreement"). All terms defined in the Agreement which are not defined in this Amendment shall have the same meanings when used in this Amendment.

            The parties desire to amend the Agreement to extend the term of the Agreement so that Biofield may, from time to time, engage Oncophysics, and Oncophysics may be engaged, to conduct research and provide other services relating to the Technology.

            Now therefore, in consideration of the foregoing facts, the parties hereto agree as follows:

            AGREEMENT

            1. Section 2 of the Agreement is hereby amended to read in its entirety as follows:

                  2. ENGAGEMENT AND TERM.

                        2.1 ENGAGEMENT. Biofield may engage the services of Oncophysics, and Oncophysics may, from time to time, accept such engagements, to perform services required in conducting projects (each, a "Project") which shall be described in signed Project Orders (as hereinafter defined), in each case subject to the terms and conditions set forth in this Agreement. This Agreement does not create an obligation on the part of Biofield to engage the services of Oncophysics for any Projects; nor does it create an obligation on the part of Oncophysics to accept such engagement.

                        2.2 PROJECT ORDER. Biofield and Oncophysics shall mutually agree to a written description of each Project (each, a "Project Order"). Each Project Order shall be in a form mutually satisfactory to Biofield and Oncophysics. Each Project Order shall set forth the protocols for the Project, and/or such other details of the Project as the parties shall deem appropriate or necessary. Each Project Order shall include a Project Budget (as hereinafter defined), and shall set forth the payment terms agreed to by the parties with respect to the Project. Except to the extent expressly stated otherwise therein, each Project Order shall be subject to all terms and conditions of this Agreement. Upon Oncophysics's receipt and written acceptance of a Project Order signed by Biofield with respect to a Project, Oncophysics shall perform the services specified therein in accordance with the Project Order. The cancellation of Project Orders shall be governed by the provisions of
Section 10.

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            2. Section 7 is hereby amended to read in its entirety as follows:

                  7. COMPENSATION/PROJECT BUDGET

                        7.1 PROJECT BUDGET. Biofield and Oncophysics shall prepare and approve a budget for each Project (each, a "Project Budget") which shall be incorporated into the signed Project Order. Each Project Budget shall set forth in detail the anticipated expenditures with respect to the Project.

                        7.2 PAYMENTS. Payments by Biofield to Oncophysics shall timely be made consistent with each Project Budget. If requested by Biofield, Oncophysics shall present to Biofield invoices and bills for payment and reimbursement, along with a detailed accounting for all expenses incurred and for which Oncophysics seeks payment or reimbursement, including, but not limited to, a description of hours of individuals utilized for the Project, equipment and/or supplies used for the Project and any other expenses for which Oncophysics expects to be paid or reimbursed by Biofield. In addition, Oncophysics shall, upon reasonable notice, grant Biofield access to the relevant books and records of Oncophysics to allow Biofield to verify the charges, costs and expenses for which Oncophysics seeks payment or reimbursement.

            3. All references to "Project" in the Agreement shall be construed to refer to "Project Order" as well as "Project".

            4. Except as expressly modified herein, all terms of the Agreement remain in full force and effect.

            IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

                                    BIOFIELD CORP.
                                    a Delaware corporation

DATED:      7/19/96                 By:     /s/
       ----------------------           --------------------------------------

                                    ONCOPHYSICS RESEARCH AND
                                    DEVELOPMENT COMPANY
                                    a Delaware corporation

DATED:                              By:     /s/
       ----------------------           --------------------------------------

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                          LABORATORY SERVICES AGREEMENT


This Laboratory Services Agreement (the "Agreement") is entered into and effective as of January 1, 1995 (the "Effective Date"), by and between BIOFIELD CORP., a Delaware corporation ("Biofield") and ONCOPHYSICS RESEARCH AND DEVELOPMENT COMPANY, a Delaware corporation ("Oncophysics").


1 UNDERLYING FACTS/RECITALS.

      1.1 WHEREAS, Biofield has developed proprietary devices and methods for detecting the presence or absence of a condition of the human body, such as cancer, by sensing and analyzing the small dc electrical potentials produced by human tissue (the "Technology").

      1.2 WHEREAS, the "Technology" includes without limitations, (i) devices and methods which employ potential differentials, neural networks, vector summing and two and three dimensional mapping to analyze and interpolate detected potentials, (ii) dc biopotential sensing electrode structures including needle electrodes for sensing dc biopotentials, and (iii) noninvasive methods which employ sensed dc biopotentials for determining treatment based upon lesion cell proliferation.

      1.3 WHEREAS, Biofield is currently conducting clinical tests of its detection methods and apparatus for use in the detection of breast cancer, and has conducted extensive preclinical research with respect to various aspects of the technology and potential applications of the technology.

      1.4 WHEREAS, Oncophysics is engaged in conducting medical research, experiments, investigations, examinations and other related activities and has certain laboratory facilities and special skills for conducting such research.

      1.5 WHEREAS, Biofield wishes to engage Oncophysics and Oncophysics wishes to be engaged to provide services in conducting a research project. The primary object of the Project is to obtain certain additional and/or confirmatory data relative to the Technology's underlying phenomena in accordance with two protocols (the "Protocols"), copies of which are attached as Exhibit "A" (the "Project").

      NOW, THEREFORE, In consideration of the premises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

2 ENGAGEMENT AND TERM.

      2.1 ENGAGEMENT. Biofield hereby engages the services of Oncophysics, and Oncophysics accepts such engagement on the terms and conditions set forth in this Agreement for a term commencing on the Effective Date and terminating on the earlier of (i) completion of the Project, (ii) December 31, 1995, or (iii) termination of this Agreement pursuant to Section 10 below. Oncophysics shall use diligent efforts to achieve the objectives of the Project as set forth in the Protocols.

      2.2 EXTENSION. If, notwithstanding Oncophysics' performance of its obligations in accordance with the terms of this Agreement, the Project has not been completed by December 31, 1995, and the Board of Directors of Biofield

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determines that Oncophysics' services are essential to completion of the Project and that Oncophysics' services are reasonably necessary after December 31, 1995, then the parties agree to negotiate reasonably and in good faith to agree upon an extension of such engagement; provided, if the parties are unable to agree, then neither party shall have any obligation to extend such engagement.

3 SERVICES.

      3.1 DUTIES. Oncophysics shall provide such services as may be reasonably necessary or appropriate to carry out the Project through its conclusion or until termination of this Agreement. Oncophysics shall conduct the Project in a professional and scientific manner, and consistent with "good laboratory practices" as promulgated by the United States Food and Drug Administration, in conformity with the Project Budget and the Protocols, with such additions, deletions and other modifications as may be approved by the parties.

      3.2 PERSONNEL. Oncophysics shall provide a sufficient reasonable number of qualified personnel to carry out the Project. Oncophysics shall make available the skills and services of Richard J. Davies, M.D. ("Davies") at no additional charge to Biofield, who Oncophysics agrees shall personally supervise and manage the Project and the services described herein.

      3.3 EQUIPMENT. In order to permit Oncophysics to conduct the Protocols contemplated hereby, Biofield will be required to provide Oncophysics with certain equipment as set forth in Exhibit B (the "Equipment") belonging to Biofield. Oncophysics acknowledges and agrees that the Equipment is the property of Biofield, and that all right, title and interest to the Equipment (and any patent or intellectual property rights associated with the Equipment or its use) shall remain in Biofield. Oncophysics agrees to restrict the use of the Equipment to the performance by it of the Protocols contemplated hereby. Oncophysics agrees to return the Equipment to Biofield upon conclusion or termination of the Protocols.

      3.4 NO RIGHTS TO THIRD PARTIES. The parties acknowledge that Oncophysics is conducting, and may in the future conduct, research sponsored by parties other than Biofield including but not limited to the National Institute of Health and the American Cancer Society and that such research may relate to the field of cancer detection. Oncophysics, however represents, warrants and covenants to Biofield that it shall complete the Protocols in a manner which ensures that no third parties (including third party sponsors of other research being conducted at Oncophysics or by Dr. Davies) obtain, directly or indirectly, any rights or interest in or to (i) the research to be conducted in connection with the Project, including any rights to review and/or publish the results of such research, or (ii) the Relevant Ideas and Inventions (as hereinafter defined).

4 PROGRESS REPORTS. Oncophysics shall deliver to Biofield, within ten (10) days after the end of each quarter during the term of this Agreement, a detailed progress report (each a "Progress Report") with respect to the Project, in form and substance reasonably satisfactory to Biofield. Without limiting the generality of the foregoing, the parties hereto agree that each such Progress Report shall include a detailed assessment of Oncophysics' achievement of the goals of the Project as set forth in the Protocols.

5 CONFIDENTIALITY AND EXCEPTIONS.

      5.1 Oncophysics acknowledges that the business of Biofield is a research and development business in the field of predicting, detecting, diagnosing, screening and/or treating disease or other conditions of humans or animals that

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may involve the commercialization of resulting product technologies. Oncophysics acknowledges that it will have access to confidential information of Biofield that Biofield has or may develop, and that the confidential nature of such information is required to be maintained and is essential for the protection of Biofield's valid business interests. Biofield acknowledges that it may have access to confidential information of Oncophysics in connection with this Agreement.

      5.2 In consideration of each party's (the "Disclosing Party) disclosure of confidential information ("Confidential Information") to the other party (the "Receiving Party"), the Receiving Party, for a period of five (5) years from the termination of this Agreement, hereby agrees as follows:

            5.2.1 the Receiving Party shall hold and maintain the Confidential Information in strictest confidence and in trust for the sole and exclusive benefit of the Disclosing Party;

            5.2.2 the Receiving Party shall not, without the prior written approval of the Disclosing Party, use for its own benefit, publish or otherwise disclose to others, or permit the use by others for their benefit or to the detriment of the Disclosing Party, any of the Confidential Information;

            5.2.3 the Receiving Party shall carefully restrict access to the Confidential Information to those of its officers, directors, and employees who clearly need such access. The Receiving Party shall advise each of such persons to whom it provides access to any of the Confidential Information that such persons are strictly prohibited from making any use, publishing or otherwise disclosing to others, or permitting others to use for their benefit or to the detriment of the Disclosing Party, any of the Confidential Information; and

            5.2.4 the Receiving Party shall take all necessary action to protect the confidentiality of the Confidential Information, and hereby agrees to indemnify the Disclosing Party against any and all liabilities, losses, damages, claims or expenses incurred or suffered by the Disclosing Party as a result of the Receiving Party's breach of this Section 5.

      5.3 The obligations set forth in this Section 5 shall apply only to information which is disclosed by the disclosing party in writing and marked confidential or which is disclosed by other means, the substance of which is promptly reduced to writing, marked confidential and the writing transmitted to the receiving party. The term "Confidential Information" shall not include

            5.3.1 information in the public domain at the time it was disclosed or which thereafter passes into the public domain except by act of the Receiving Party;

            5.3.2 information known to the Receiving Party at the time of disclosure or which thereafter becomes known, provided such knowledge was or is derived from a source other than the Disclosing Party and such knowledge is disclosed by the Receiving Party within five (5) days of receipt of same; or

            5.3.3 information independently developed by the Receiving Party; or

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            5.3.4 information lawfully known to the Receiving Party without similar restrictions through a source other than the Disclosing
            Party.

      5.4 The Receiving Party shall not be liable for:

            5.4.1 disclosure of Confidential Information pursuant to judicial decree or applicable government laws, regulations or requirements, provided the Receiving Party shall have so notified the Disclosing Party in writing and shall have allowed it to intervene to assert any objections it might have to any such disclosures; or

            5.4.2 the use or disclosure of Confidential Information with the prior written approval of the Disclosing Party.

      5.5 The Receiving Party understands and acknowledges that any use, disclosure or misappropriation of any of the Confidential Information in violation of this Section 5 may cause the Disclosing Party irreparable harm, the amount of which may be difficult to ascertain and, therefore, agrees that the Disclosing Party shall have the right to apply to a court of competent jurisdiction for an order restraining any such further use, disclosure or misappropriation and for such other relief as the Disclosing Party shall deem appropriate. Such rights of the Disclosing Party shall be in addition to remedies otherwise available to the Disclosing Party at law or in equity and shall not be subject to the provisions of Section 14 hereof.

      5.6 This Section 5 of this Agreement shall be binding upon and apply to the parties hereto, their agents, subcontractors, vendors, suppliers, servants, employees, successors and assigns. Oncophysics shall cause each agent, servant, consultant, and employee to whom any Confidential Information is disclosed to be bound in writing by the provisions of this Section 5 of this Agreement. Oncophysics must obtain written approval from Biofield prior to disclosure of any information whatsoever by Oncophysics to any third party including but not limited to any of Oncophysics' agents, subcontractors, vendors and\or suppliers.

6 RIGHTS IN DATA IDEAS AND INVENTIONS.

      6.1 RELEVANT IDEAS AND INVENTIONS. Oncophysics shall disclose to Biofield any and all data, technical reports and information developed during the course of, and as a result of, the Protocols, and Biofield shall have all rights relating to all such data, technical reports and information relating to the Project. Any and all ideas, conceptions, research, information, discoveries, inventions, improvements, methods, formulae, designs, processes, trademarks, trade names, copyrights, patents, products, plans or writings related to the Project originated, conceived, discovered, made or first reduced to practice by Oncophysics, and as a result of, its employees or agents, either solely or jointly with others, in the course of performance of the Protocols contemplated hereby, whether at the request or suggestion or in accordance with plans of Biofield or otherwise, shall be the sole and exclusive property of Biofield, whether or not patent applications are filed thereon. All of the foregoing are hereinafter referred to as "Relevant Ideas and Inventions," and Biofield shall have the exclusive right to file for patent or other forms of protection therefor.

      6.2 COMMUNICATION OF RELEVANT IDEAS AND INVENTIONS. Oncophysics shall communicate to Biofield promptly and fully all Relevant Ideas and Inventions. It shall not be a defense to any action brought by or on behalf of Biofield for breach of the provisions of this Section 6 that Biofield lacked the financial or legal capacity to utilize such Relevant Ideas or Inventions, that a third party refused or would refuse to deal with Biofield with respect thereto, or that Biofield suffers or would suffer from any other disability preventing it from utilizing such Relevant Ideas and Inventions. All such Relevant Ideas and

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Inventions shall be presented by Oncophysics to the President, Chief Executive
Officer or Chief Scientific Officer of Biofield for their review and shall not be utilized by Oncophysics for its own account without the prior written consent of Biofield.

      6.3 ASSIGNMENT OF RIGHTS IN RELEVANT IDEAS AND INVENTIONS TO BIOFIELD.

            6.3.1 Oncophysics agrees to assign, shall cause its employees and agents to assign and hereby does assign to Biofield the entire right, title and interest in and to all Relevant Ideas and Inventions which shall be owned by Biofield under Section 6.1 above. Oncophysics further agrees, at Biofield's request, and without further cost to Oncophysics or Davies and at Biofield's expense, both during and subsequent to the term of this Agreement, (i) to execute and to cause its employees and agents to execute any and all patent applications, powers of attorney, affidavits, assignments and/or other documents reasonably deemed necessary or desirable by Biofield to acknowledge, confirm, perfect, secure or support the conveyance of title in any of the Relevant Ideas and Inventions to Biofield, or to record the same in any country of the world, or to apply for or secure patent protection in any country of the world, or to claim priority therefor, or to enforce Biofield's rights in any of the Relevant Ideas and Inventions in any court or other proceeding, whether during the term of this Agreement or at any time thereafter, and (ii) to assist Biofield and its agents and attorneys in connection with effecting, securing, protecting supporting or enforcing Biofield's rights to the Relevant Ideas and Inventions, and any know-how pertaining thereto.

            6.3.2 Oncophysics shall, upon Biofield's request and at Biofield's expense, take all other steps and otherwise cooperate to the best of its ability with Biofield, as may be necessary or desirable in the discretion of Biofield, to obtain, perfect, patent, register, explain, protect or enforce any protection for such Relevant Ideas and Inventions. The obligations of both parties as set forth in this
            Section 6 shall not expire with the termination of the Protocols contemplated hereby, or with the term defined in Section 6.4.

      6.4 RIGHT OF FIRST REFUSAL.

            6.4.1 In the event that at anytime during a period of two years from the date of this Agreement, Oncophysics or Davies acquires rights to, or originates, conceives of, discovers, makes or first reduces to practice any patents, patent applications, inventions, discoveries, improvements, designs, developments, machines, devices, apparatus, compositions, technology, processes, formulae, copyrights or know-how other than Relevant Ideas and Inventions ("Other Inventions") which relate to, or could be used (either alone or in conjunction with the Technology or the Relevant Ideas and Inventions), for the development of devices and method for detecting the presence or absence of a condition of the human body, such as cancer, by sensing and analyzing the small dc electrical potentials produced by human tissue, Oncophysics or Davies, as the case may be, shall communicate to Biofield promptly and fully concerning all such Other Inventions to the extent they are permitted to do so by existing agreements with third parties who are funding research or development by Oncophysics or Davies.

            6.4.2 Upon receipt of full disclosure concerning any such Other Invention in accordance with subsection 6.4(a) hereof, Biofield shall have the right, exercisable by written notice to Oncophysics or Davies, as applicable, within 60 days of such disclosure, to initiate good faith negotiations with Oncophysics or Davies, as applicable, with a view toward obtaining all rights to such Other Invention which are available to Oncophysics or Davies. During the period of any such good faith negotiations, Oncophysics and Davies shall not offer to license or assign their rights to such Other

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            Invention to any third party. Once negotiations are initiated,
            Biofield shall respond within a reasonable time after being notified of a bona fide offer so as not to compromise such offer.

            6.4.3 Biofield recognizes that Oncophysics' rights to assign or license intellectual property rights arising out of research which has been sponsored by third parties may be limited by the terms of research grants and/or contracts applicable to such research. Nothing contained in this Section 6.4 shall be deemed to obligate Oncophysics to take an action which may be prohibited by any such research grants and/or contracts.

7 COMPENSATION: PROJECT BUDGET.

      7.1 PROJECT BUDGET. Biofield and Oncophysics shall prepare and approve prior to or simultaneous with the execution of this Agreement, a budget for completing the Protocols pursuant to the Project (the "Project Budget") setting forth the estimated expenditures of the Project. The period of time covered by the Project Budget shall be for a period commencing on Effective Date and expiring on December 31, 1995.

      7.2 PAYMENTS. Payments by Biofield to Oncophysics shall be made in an aggregate amount which shall not exceed the sum of Two Hundred Thousand Dollars ($200,000) as follows: Biofield will pay $50,000 to Oncophysics as an advance against amounts which may become due under this Agreement upon execution and delivery of this Agreement. Thereafter, Biofield will make monthly payments to Oncophysics in the amount of $16,667 commencing on April 1, 1995 for the remainder of the term of the Agreement.

8 REPRESENTATIONS AND WARRANTIES.

      8.1 ONCOPHYSICS. Oncophysics represents and warrants that (i) Oncophysics is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as currently conducted and to execute and deliver this Agreement and to carry out the transactions contemplated hereby; and (ii) the execution, delivery and performance of this Agreement have been duly authorized by all proper and necessary corporate actions and will not, with or without the giving of notice of the lapse of time, or both, result in a breach of or conflict with any terms, covenant, condition or provisions of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any encumbrance upon any of Oncophysics' assets pursuant to, any corporate charter, by-law or contract to which Oncophysics is a party or by which any of its assets or properties is or may be bound or affected. Oncophysics further represents and warrants that it shall discharge its duties hereunder in a manner which is consistent with "good laboratory practices" as promulgated by the United States Food and Drug Administration and all other applicable regulatory standards although such certification is not necessary for Oncophysics to fulfill its obligations under this Agreement.

      8.2 BIOFIELD. Biofield represents and warrants that (i) Biofield is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as currently conducted and to execute and deliver this Agreement and to carry out the transactions contemplated hereby; and (ii) the execution, delivery and performance of this Agreement have been duly authorized by all proper and necessary corporate actions and will not, with or without the giving of notice of the lapse of time, or both, result in a breach of or conflict with any terms, covenant, condition or provisions of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any

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encumbrance upon any of Biofield's assets pursuant to, any corporate charter, by-law or contract to which Biofield is a party or by which any of its assets or properties is or may be bound or affected.

9 INDEMNIFICATION.

      9.1 ONCOPHYSICS. Oncophysics hereby agrees to indemnify, defend and hold harmless Biofield, its officers, directors, shareholders, employees and agents and their respective successors and assigns, from and against any and all claims, demands, liabilities, losses, expenses, costs, obligations, recoveries or damages of any nature whatsoever, whether accrued, absolute, contingent or otherwise, including without limitation court costs and attorneys' fees (whether or not suit is brought), arising out of or resulting from or relating to any breach by Oncophysics of any of its covenants contained in this Agreement, or by any acts or omissions of Oncophysics and its shareholders, officers, directors, and employees in connection with Oncophysics' duties and obligations pursuant to this Agreement. This indemnification obligation shall survive any termination of this Agreement.

      9.2 BIOFIELD. Biofield hereby agrees to indemnify, defend and hold harmless Oncophysics, its shareholders, officers, directors, employees and agents and their respective successors and assigns, from and against any and all claims, demands, liabilities, losses, expenses, costs, obligations, recoveries or damages of any nature whatsoever, whether accrued, absolute, contingent or otherwise, including without limitation court costs and attorneys' fees (whether or not suit is brought), arising out of or resulting from or relating to any breach by Biofield of any of its covenants contained in this Agreement or by any acts or omissions of Biofield. This indemnification obligation shall survive any termination of this Agreement.

10 TERMINATION.

      10.1 TERMINATION WITH NOTICE. Biofield shall have the right to terminate this Agreement upon 30 days' prior written notice to Oncophysics. However, in such event, Biofield shall remain obligated to pay, or cause to be paid, the amounts due to Oncophysics as of the date of termination.

      10.2 TERMINATION BY BIOFIELD FOR GOOD CAUSE. Oncophysics' engagement may be terminated at any time by Biofield, with such termination becoming effective upon delivery of written notice, for "good cause". For purposes of this Section 10.2, "Good cause" is defined as any one of the following occurrences:

            10.2.1 Oncophysics' breach of any of the warranties, representations or covenants contained in this Agreement;

            10.2.2 the bankruptcy or insolvency of Oncophysics;

            10.2.3 Oncophysics' continuing repeated willful failure or refusal to perform Oncophysics' duties as required by this Agreement where written notice of said failure has been given; or

            10.2.4 Oncophysics' gross negligence in the conduct of the Project or any other material misconduct in the conduct of the Project on the part of Oncophysics.

In such event, Biofield shall have no obligations to Oncophysics other than to pay, or cause to be paid, the amounts due to Oncophysics up to the date of termination.

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      10.3 TERMINATION BY ONCOPHYSICS FOR GOOD CAUSE. Oncophysics' engagement may be terminated at any time by Oncophysics, with such termination becoming effective upon delivery of written notice, for "good cause". For purposes of this Section 10.3, "Good cause" is defined as any one of the following occurrences:

            10.3.1 Biofield's breach of any of the warranties, representations or covenants contained in this Agreement;

            10.3.2 Biofield's continuing repeated willful failure or refusal to perform Biofield's duties as required by this Agreement; or

            10.3.3 Biofield's gross negligence or any other material misconduct on the part of Biofield.

      10.4 SURVIVAL OF CERTAIN PROVISIONS. The termination of this Agreement shall not limit the obligations of the parties which are intended to survive the termination or expiration of this Agreement, including without limitation, the obligations set forth in Sections 5, 6 and 9 hereof.

11 PUBLICATIONS. The parties agree that all rights to publish data resulting from the Project, any other results of the Project and any matters related to the Technology shall belong solely to Biofield. Oncophysics and Davies agree to use best efforts to, at the direction and expense of Biofield, to analyze, review and submit results of the Project to peer review journals acceptable to Biofield in an expeditious manner.

12 NON-USE OF NAMES. Oncophysics shall not use the name of Biofield nor any of its officers, directors, employees or stockholders in any advertising, promotional or sales literature without the prior written consent of Biofield in each case, but is permitted to indicate only that Biofield has been a client.

13 GENERAL PROVISIONS.

      13.1 Amendment and Waiver. This Agreement may be amended only by a written agreement signed by all parties to this Agreement. Waiver of any provision of this Agreement shall not be deemed or constitute a waiver of any other provision, nor shall any such waiver constitute a continuing waiver.

      13.2 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) on the date of delivery if personally delivered, (ii) one business day after delivery to an overnight courier, which maintains records of delivery, overnight delivery charges prepaid, or (iii) three business days after mailing if mailed by registered first class mail, postage prepaid, to the parties at their addresses set forth below, or such other address designated from time to time in writing by such party to all other parties.

      If to Oncophysics:          Oncophysics Research and Development Company
                                  21 Cameron Road
                                  Saddle River, New Jersey  07458
                                  Att:  Richard M. Davies, M.D.
                                        President

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      If to Biofield:             Biofield Corp.
                                  1225 Northmeadow Parkway - Suite 120
                                  Roswell, Georgia  30076
                                  Att:  Bruce Allen Bach, M.D.
                                        President

      13.3 CAPTIONS. Paragraph titles and captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or described the scope of this Agreement or the intent of any provisions hereof.

      13.4 NUMBER AND GENDER. Whenever the singular number is used in this Agreement, and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and the word "person" shall include corporation, firm ownership or other form of association.

      13.5 INDEPENDENT LEGAL ADVICE. Each party has received independent legal advice from its attorneys regarding the propriety and advisability of entering into this Agreement.

      13.6 RELIANCE ON REPRESENTATIONS. No party, nor any officer, agent, employee, representative, or attorney of or for any party, has made any statement or representation to any other party regarding any fact relied upon in entering into this Agreement, and each party does not rely upon any statement, representation or promise of any other party (or of any officer, agent, employee, representative, or attorney for the other party), in executing this Agreement. In entering into this Agreement, each party assumes the risk of any misrepresentation concealment or mistake.

      13.7 BINDING EFFECT OF AGREEMENT. This Agreement is binding upon and shall inure to the benefit of the parties hereto, and the parties' respective principals, agents, employees, representatives, attorneys, partners, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors-in-interest and shareholders.

      13.8 TERMS OF AGREEMENT. Each term of this Agreement is contractual and not merely a recital.

      13.9 EXECUTION OF ADDITIONAL DOCUMENTS. The parties shall execute all such further and additional documents as shall be reasonable, convenient, necessary or desirable to carry out the provisions and purposes of this Agreement.

      13.10 ENTIRE AGREEMENT. This Agreement is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements, discussions, communications, representations, and commitments.

      13.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which together shall constitute a binding agreement, and each such counterpart shall be deemed to be an original instrument.

      13.12 GOVERNING LAW AND SEVERABILITY. This Agreement shall be governed by and construed under the laws of the State of New York. If any provision of this Agreement is invalid under or contravenes New York law, such provision shall be deemed not to be a part of this Agreement and shall not affect the validity or enforceability of the remaining provisions. Nothing contained herein shall be construed so as to require the commission of any acts contrary to law, and wherever there is such a conflict between any provision of this Agreement and

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any present or future law or regulation such provision shall be limited only to the extent necessary to make it comply with such law or regulation.

      13.13 CONSTRUCTION. This Agreement has been negotiated at arms length and each party has been represented by legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party drafting it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties and the purpose of this Agreement.

      13.14 RELATIONSHIP AND AUTHORITY. The relationship between Biofield and Oncophysics created by this Agreement is that of independent contractor and nothing herein contained shall be construed as creating a relationship of principal and agent, or joint venture, between the parties. The parties shall have no authority or power, nor shall the parties state or imply, directly or indirectly, to any person or entity, that the parties are empowered or authorized to commit or bind the other parties or to incur any expenses on the other party's behalf or to impose any liability on the other party without the other party's prior written authorized approval. Nothing herein shall create, expressly or impliedly, a partnership, joint venture or other association between the parties.

      13.15 ASSIGNMENT. Biofield may assign all rights hereunder to any company, partnership or other entity which, directly or indirectly, is controlled by Biofield and any successor in interest of its business, or any part thereof. The services to be rendered and the duties to be performed by Oncophysics hereunder are of a unique and personal nature; accordingly, Oncophysics may not assign any of its rights or obligations under this Agreement without Biofield's prior written consent.

14 BINDING ARBITRATION

      14.1 Except to the extent provided for in Section 5 above, the parties shall arbitrate disputes in accordance with the Arbitration Rules of the American Arbitration Association (AAA) insofar as they are not modified by the following provisions.

      14.2 SCOPE OF ARBITRATION. All controversies or claims arising out of or relating to this contract, or the breach thereof, shall be subject to arbitration pursuant to this section.

      14.3 INITIATING ARBITRATION. To initiate arbitration, the aggrieved party shall first provide written notice to the other party specifying the issues in dispute and its position on those issues. Such notice must be given while the Agreement is in effect or within three years after the termination of this Agreement, or the aggrieved party's right to redress is entirely waived. Within 14 days of receipt of the notice, the receiving party shall make written response specifying its position on the issues in dispute, and the parties shall in good faith attempt to negotiate a solution to the controversy for a further period of 14 days after the written response. If no written response is filed or the dispute is not resolved during the negotiation period, the aggrieved party shall file a demand for arbitration in writing with the other party and with the AAA.

      14.4 EFFECT OF ARBITRATION. The initiation of arbitration by written notice as specified above shall toll any statute of limitations applicable to the dispute. The parties will continue to comply with all provisions and requirements of this Agreement pending the outcome of arbitration.

      14.5 FORM OF ARBITRATION. Three neutral arbitrators shall be appointed from a list of neutral arbitrators provided by the AAA. One arbitrator shall be chosen from the list by each party and one arbitrator shall be appointed by the AAA, and except as otherwise provided herein, all decisions and awards shall be made by a majority of them.

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      14.6 ARBITRATION MANAGEMENT. One of the arbitrators shall be designated
Chief Arbitrator. It shall be the Chief Arbitrator's responsibility to exert management initiative and control over the arbitration, including discovery and scheduling, so that a just decision is reached as quickly as possible and at minimum expense to the parties. The Chief Arbitrator will manage and schedule proceedings, make orders and issue subpoenas for discovery, establish protective orders to maintain confidentiality of proprietary information, decide discovery and evidentiary disputes, and shall enforce his orders by assessing costs and/or fines and/or by directing findings on issues where appropriate. The decisions of the Chief Arbitrator shall be final and binding as to all functions delegated to the Chief Arbitrator.

      14.7 DISCOVERY. After the arbitration notice has been filed, the parties shall, before the hearing thereof, cooperate in discovery and mandatory disclosure of all matters relevant to such dispute, to the extent and in the manner provided by the Federal Rules of Civil Procedure, including making their employees, agents, and experts available for depositions. Discovery and disclosure shall be completed within two months after filing of the notice of arbitration. The Chief Arbitrator may extend this deadline, but only upon a showing of exceptionally good cause, and in no event shall extensions in excess of an additional two months be granted.

      14.8 HEARINGS, AWARD AND JUDGMENT. All hearings shall be held in New York City and hearings shall be completed within two months of the completion of discovery. Evidence not admissible under traditional rules of evidence may be admitted at the discretion of the Chief Arbitrator, but the weight given to evidence will be limited based on its apparent reliability under traditional evidence law concepts. The arbitrators shall render a written award within two weeks after the last day of hearings. The written award shall specify the final judgement without any reasons in support of the award. The award shall be final and binding on the parties as to each other, but shall have no effect as to any other party. Judgement upon the award may be entered and enforced in any court having jurisdiction thereof at the request of either party. The parties shall treat the written award as confidential and shall not reveal its specific contents publicly or privately except to the extent required by a court order or by securities laws.

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      14.9 COST OF ARBITRATION. The party demanding arbitration shall pay the arbitration management fees of the AAA. Initially, the parties shall each pay 50% of the fees of the arbitrators, and shall each bear their own costs of arbitration. However, at the time of the award, the arbitrators shall direct the losing party to pay the other party its reasonable legal fees and other costs of arbitration unless the circumstances call for a different result.

                                    BIOFIELD CORP.
                                    a Delaware corporation

DATED:   9/11/95                    By:  /s/ BRUCE ALLEN BACH, M.D.
      --------------------               --------------------------------------
                                         Bruce Allen Bach, M.D.
                                         President


                                    ONCOPHYSICS RESEARCH AND
                                    DEVELOPMENT COMPANY
                                    a Delaware corporation

DATED:   1/14/95                    By:  /s/ RICHARD J. DAVIES
      --------------------               --------------------------------------
                                         Richard J. Davies, M.D.
                                         President

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